SEC Coverage Requirements Pursuant to Rule 17g-1

Corporate Registration	Series Name (Each a Series of BNY Mellon ETF Trust)	Gross Assets of Series as of April 30, 2021
BNY Mellon ETF Trust	BNY Mellon Core Bond ETF	$92,477,481.23
BNY Mellon ETF Trust	BNY Mellon High Yield Beta ETF	$46,176,414.21
BNY Mellon ETF Trust	BNY Mellon Short Duration Corporate Bond ETF	$34,705,444.36
BNY Mellon ETF Trust	BNY Mellon Emerging Markets Equity ETF	$41,386,274.73
BNY Mellon ETF Trust	BNY Mellon International Equity ETF	$42,987,246.66
BNY Mellon ETF Trust	BNY Mellon US Large Cap Core Equity ETF	$286,751,899.60
BNY Mellon ETF Trust	BNY Mellon US Mid Cap Core Equity ETF	$105,229,632.80
BNY Mellon ETF Trust	BNY Mellon US Small Cap Core Equity ETF	$136,289,129.56
Total Gross Assets for BNY Mellon ETF Trust		$786,003,523.15
Amount of Bond Required Pursuant to Rule 17g-1(d)		$1,000,000